Exhibit 99.1

CONTACTS: Timothy K. Zimmerman President & Chief Executive Officer 412.856.0363

RELEASE DATE:	Colleen M. Brown
January 17, 2013	Chief Financial Officer
412.856.0363

STANDARD FINANCIAL CORP. ANNOUNCES QUARTERLY DIVIDEND PAYMENT AND FIRST QUARTER EARNINGS

Monroeville, Pennsylvania — January 17, 2013 — Standard Financial Corp. (the “Company”) -  (NasdaqCM:  STND), the holding company for Standard Bank PaSB, today announced earnings for the quarter ended December 31, 2012 of $754,000 or $0.24 per share compared to $831,000 or $0.26 per share for the quarter ended December 31, 2011.  The Company’s annualized return on average assets and average equity were 0.69% and 3.77%, respectively, for the quarter ended December 31, 2012 compared to 0.76% and 4.25%, respectively, for the quarter ended December 31, 2011.

The Company’s board of directors declared a quarterly cash dividend of $.045 per share of the Company’s common stock.  The dividend will be payable to stockholders of record as of February 1, 2013 and will be paid on February 15, 2013.

Timothy K. Zimmerman, President & CEO, stated, “Extremely low interest rates have continued to negatively impact our net interest income; a trend that is being experienced throughout the banking industry.  Despite this challenge, we are pleased with our operating results.  Our focus remains on the key elements that contribute to the maintenance of core operating earnings which include loan production, asset quality, expense control and effective management of interest rate risk.”

Net income for the quarter ended December 31, 2012 decreased $77,000 or 9.3% compared to the same quarter in the prior year.  The decrease was primarily the result of a decline in net interest income of $276,000 or 8.3% partially offset by higher noninterest income of $92,000 or 15.5% and a decrease in the provision for loan losses of $75,000 or 25.0% for the quarter ended December 31, 2012 compared to the same quarter in the prior year.

Net interest income declined from $3.3 million for the three months ended December 31, 2011 to $3.0 million for the three months ended December 31, 2012. The decrease in net interest income resulted primarily from a lower yield on interest-earning assets partially offset by a lower cost of funds.

The provision for loan losses was $225,000 for the current quarter compared to $300,000 for the quarter ended December 31, 2011.  Non-performing loans at December 31, 2012 were $4.0 million or 1.35% of total loans compared to $4.0 million or 1.34% of total loans at September 30, 2012 and $3.8 million or 1.30% of total loans at December 31, 2011.

Noninterest income totaled $686,000 for the quarter ended December 31, 2012 compared to $594,000 for the quarter ended December 31, 2011.  The $92,000, or 15.5%, increase was due mainly to increased gains on loan sales and service fee income.  Noninterest expenses totaled $2.4 million in each of the quarters ended December 31, 2012 and 2011.

Standard Financial Corp., with total assets of $435.0 million at December 31, 2012, is the parent company of Standard Bank, a Pennsylvania chartered savings bank which operates ten offices serving individuals and small to mid-sized businesses in Allegheny, Westmoreland and Bedford Counties, in Pennsylvania and Allegany County in Maryland.  Standard Bank is a member of the FDIC and an Equal Housing Lender.

This news release may contain a number of forward-looking statements, as that term is defined in the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors, including, but not limited to, factors discussed in documents filed by the Company with the Securities and Exchange Commission from time to time.  The Company undertakes no obligation to update these forward-looking statements to reflect events or circumstances that occur after the date on which such statements were made.

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	Unaudited
	Three Months Ended December 31,
	2012	2011
OPERATIONS DATA:
Interest and Dividend Income	$4,058	$4,441
Interest Expense	1,018	1,125
Net Interest Income	3,040	3,316
Provision for Loan Losses	225	300
Net Interest Income after Provision for Loan Losses	2,815	3,016
Noninterest Income	686	594
Noninterest Expenses	2,445	2,418
Income before Income Tax Expense	1,056	1,192
Income Tax Expense	302	361
Net Income	$754	$831

Earnings Per Share (EPS) - Basic and Diluted	$0.24	$0.26
Annualized Return on Average Assets (ROA)	0.69%	0.76%
Annualized Return on Average Equity (ROE)	3.77%	4.25%
Net Interest Spread	2.85%	3.11%
Net Interest Margin	2.99%	3.26%

	December 31,	September 30,
	2012	2012
FINANCIAL CONDITION DATA:
Total Assets	$435,030	$443,432
Cash and Cash Equivalents	10,186	18,774
Investment Securities	100,931	102,677
Loans Receivable, Net	290,527	291,113
Deposits	323,998	330,299
Borrowed Funds	28,814	30,081
Total Stockholders’ Equity	79,547	80,117

Book Value Per Share	$23.34	$23.02
Tangible Book Value Per Share	20.62	20.35

Allowance for Loan Losses to Total Loans	1.41%	1.51%
Non-Performing Assets to Total Assets	1.01%	1.00%
Non-Performing Loans to Total Loans	1.35%	1.34%